Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS 2007 FOURTH QUARTER AND FULL YEAR RESULTS

Quarterly Net Income Rises 40% on 26% Sales Increase

Full Year 2007 Net Income Rises 21% on 12% Gain in Sales

Newport Beach, CA – March 5, 2008 – American Vanguard Corporation (NYSE: AVD), today announced financial results for the fourth quarter and full year ended December 31, 2007.

Fourth Quarter Financial Highlights – versus fiscal 2006 fourth quarter

•	Net sales increased 26% to $69.1 million.

•	Operating income grew 20% to $12.8 million.

•	Net income rose 40% to $7.6 million.

•	Earnings per diluted share were $0.28, up from $0.20 in the comparable period of 2006.

Full Year Financial Highlights – versus the fiscal 2006 full year period

•	Net sales increased 12% to $216.7 million.

•	Operating income rose 23% to $36.0 million.

•	Net income increased 21% to $18.7 million.

•	Earnings per diluted share were $0.68, up from $0.57 for the 2006 full year period.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to report continued sales and earnings growth for the fourth quarter and full year 2007. We are gaining traction on a number of key initiatives discussed during 2007, and the benefits of those successes will be increasingly evident in calendar 2008.”

Among the major performance highlights:

•

The Company’s extremely effective herbicide, Impact® grew substantially in 2007 and should continue to gain market share based on superior performance and its increasing recognition as a preferred complement to the widespread use of Roundup® and other glyphosate products.

•

Counter® and Aztec®, our primary owned and licensed corn soil insecticides, both contributed significantly to quarterly and annual 2007 results and each should figure prominently in 2008, as corn growers are strongly encouraged to adhere more closely to refuge acre requirements and they begin to recognize the yield enhancement benefits of using these products in conjunction with their genetically modified seeds.

•

Our business remains quite strong in potatoes, vegetables, fruits, and specialty turf & ornamental markets, niches in which we are particularly expert and where several new American Vanguard initiatives should further extend our penetration of these high-value segments.

•

Sales of Bidrin®, our cotton insecticide, were up during the fourth quarter although full year sales were down due to acreage shifts this past season from cotton to corn, a decline which may stabilize in 2008.

•	In recent months, we acquired a PCNB fungicide product line from Chemtura and the Orthene® insecticide line from Valent, and both are already demonstrating their ability to contribute to future sales.

•

Additionally, we expanded our high-quality domestic manufacturing capability by establishing a new presence in the Midwest (at Hannibal, Missouri) and the Pacific Northwest (at Marsing, Idaho) which will allow us to better serve these regional markets and permit optimization of production scheduling and logistics.

Mr. Wintemute concluded, “We are very optimistic about American Vanguard’s position in the dynamic crop protection market. Our management team continues to demonstrate its ability to acquire, license and build upon niche product lines. The benefits to be gained by utilizing our portfolio of granular corn soil insecticide products and our proprietary application equipment are becoming self-evident with the release of university-validated yield enhancement performance data. We are optimistic that corn growers will increasingly choose to embrace a “dual” insect management approach by using our solution in concert with their genetically modified seed. We anticipate continued growth in our herbicide franchise, as Impact® receives expanded label endorsement from glyphosate suppliers for its ability to eliminate “tough-to-control” weeds. Importantly, we will continue to leverage our low-cost, high-quality U.S. manufacturing capabilities and will pursue international expansion with a variety of independent and collaborative efforts. We believe that we hold an enviable position in a number of important growth segments of the dynamically changing and rapidly growing agricultural industry.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00pm ET on Wednesday, March 5, 2008. Interested parties may participate in the call by dialing 706-679-3155 – please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 35624803). The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com
Linda Latman (212) 836-9609 Llatman@equityny.com

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	For the Three Months ended December 31		For the Year ended December 31
	2007	2006	2007	2006
Net sales	$69,087,000	$55,062,000	$216,662,000	$193,771,000
Cost of sales	38,162,000	30,996,000	120,932,000	111,413,000

Gross profit	30,925,000	24,066,000	95,730,000	82,358,000
Operating expenses	18,096,000	13,369,000	59,717,000	53,142,000

Operating income	12,829,000	10,697,000	36,013,000	29,216,000
Interest expense	923,000	1,035,000	5,731,000	3,382,000
Interest income	(111,000)	(1,000)	(214,000)	(30,000)
Interest capitalized	—	(128,000)	(30,000)	(658,000)

Income before income tax	12,017,000	9,791,000	30,526,000	26,522,000
Income tax expense	4,453,000	4,382,000	11,798,000	11,074,000

Net income	$7,564,000	$5,409,000	$18,728,000	$15,448,000

Earnings per common share (1)	$0.29	$0.21	$0.71	$0.60

Earnings per common share - assuming dilution (1)	$0.28	$0.20	$0.68	$0.57

Weighted average shares outstanding (1)	26,409,000	26,115,000	26,307,000	25,934,000

Weighted average shares outstanding - assuming dilution (1)	27,465,000	27,268,000	27,436,000	27,186,000

(1)	Retroactively restated to reflect a 4-for-3 stock split distributed on April 17, 2006 to common stockholders of record as of April 3, 2006.

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